EXHIBIT 10.22

February 28, 2003

Mr. Wesley R. Card
Chief Financial and Operating Officer
Jones Apparel Group, Inc.
1411 Broadway
New York, NY 10018

Re:	Amended and Restated Employment Agreement made March 11, 2002 between Wesley R. Card and Jones Apparel Group, Inc. (the "Company") (the "Employment Agreement")

Dear Mr. Card:

This will confirm our agreement to amend the terms and conditions of the Employment Agreement, as follows:

1.	By unanimous written consent dated January 23, 2003 (the "Consent"), the Board of Directors of the Company authorized the issuance to you of 150,000 shares of common stock of the Company (the "Restricted Shares") on the terms and conditions set forth in the Consent (the "Restricted Stock Grant"), a copy of which is attached hereto as Attachment A.

2.	The Restricted Stock Grant is evidenced by the Restricted Stock Agreement attached hereto as Attachment B and is being executed and delivered by the parties contemporaneously with the execution hereof.

3.	In consideration of the Restricted Stock Grant, the Employment Agreement is hereby amended as follows:
	(a)	Sections 5(a), 5(b), 5(c) and 5(d) of the Employment Agreement are hereby deleted in their entirety.
(b)	Section 5(f) of the Employment Agreement is hereby amended to read in its entirety as follows:

Subject to the absolute authority of the Compensation Committee of the Board of Directors of the Company from time to time (i) to grant (or not to grant) to eligible individuals options ("Options") to purchase common stock of the Company ("Common Shares") and (ii) to issue (or not to issue) Common Shares of the Company subject to vesting requirements ("Restricted Shares"), it is the intention of the Company and the expectation of the Executive that while the Executive is employed hereunder, the Executive will receive Options and/or Restricted Shares annually beginning in calendar year 2003, on the following terms and conditions (and any Options or Restricted Shares so granted and issued shall be subject to the following terms and conditions, which shall govern any conflicts between the terms hereof and any terms and conditions in any stock option or restricted stock agreement):

(i)	Target awards will be in an amount (plus or minus 25%) equal to 150% of Executive's salary;
(ii)	For purposes of determining the number of shares subject to a given Option or of Restricted Shares, the value of such Option or Restricted Shares grant shall be determined using the Black-Scholes valuation method, or another generally recognized valuation method which is then being used uniformly by the Company for its senior executives;

(iii)	The exercise price per share of the Options shall be not less than the fair market value of a Common Share on the date of grant, and the Options shall expire on the tenth anniversary of the date of grant; and

(iv)	The Options or Restricted Shares shall vest ratably on the first three anniversaries of the date of grant and shall contain such other vesting restrictions as the Compensation Committee shall determine; provided however, that all such Options or Restricted Shares and all other options to purchase Common Shares and Restricted Shares then held by the Executive which are not then vested (in the aggregate being referred to as herein as "Accelerated Options/Restricted Shares") shall become fully vested and immediately exercisable during the remaining original term of each such Accelerated Option, and all such Restricted Shares shall be immediately free of restrictions, as the case may be, upon the occurrence of any of the following events ("Acceleration Events"): Executive's Retirement (as defined herein), death, Disability (as defined herein), a Change in Control (as defined herein), and termination of Executive's employment by the Company without Cause or by the Executive for Good Reason; and

(v)	The Options and/or Restricted Shares shall be granted on such other terms and conditions as are generally made applicable to Options and Restricted Shares granted to the other senior executives of the Company.

(c)	Section 6(b)(ii) of the Employment Agreement is hereby amended to read in its entirety as follows:

In addition to the foregoing and notwithstanding any other agreement between the Executive and the Company, all Accelerated Options/Restricted Shares which were held by the Executive at the time of the Executive's Retirement, death or the Disability Termination Date, shall become fully exercisable and shall remain exercisable by the Executive or by the Executive's estate or his representative during the remaining original term of the Accelerated Option in the case of the Executive's Retirement or Disability, or during the 3-year period following the date of the Executive's death, and all such Restricted Shares shall be free of restrictions, as the case may be.

(d)	Section 6(c)(ii) of the Employment Agreement is hereby amended to read in its entirety as follows:

In addition to the foregoing and notwithstanding any other agreement between the Executive and the Company, all Accelerated Options/Restricted Shares which were held by the Executive at the time of the termination of the Executive's employment by the Company without Cause or by the Executive for Good Reason (whether or not following a Change of Control), shall become fully exercisable and shall remain exercisable for the same period following termination as would apply if the Executive's employment had not terminated, and all such Restricted Shares shall be free of restrictions, as the case may be.

Please acknowledge your agreement with the foregoing by signing the enclosed copy of this letter agreement and by returning it to the Company.

Very truly yours,

JONES APPAREL GROUP, INC.

By: /s/ Ira M. Dansky
Executive Vice President

Agreed to in all respects:

/s/ Wesley R. Card
Wesley R. Card

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